                                                                    EXHIBIT 99.1


(ENTERPRISE PRODUCTS PARTNERS L.P. LOGO)

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 880-6500


                 ENTERPRISE REPORTS FIRST QUARTER 2004 RESULTS;
     ANNOUNCES COMPLETION OF PROGRAM TO RENEGOTIATE GAS PROCESSING CONTRACTS

         Houston, Texas (Thursday, April 22, 2004) - Enterprise Products Partners L.P. (NYSE: "EPD") today announced its financial results for the first quarter ended March 31, 2004.

         Enterprise reported net income of $58.5 million, or $0.23 per unit on a fully diluted basis for the first quarter of 2004. Included in net income for the first quarter was a non-cash benefit of $7.0 million, or $0.02 per unit net of minority interest, for the cumulative effect of a change in an accounting method. Net income for the first quarter of 2003 was $40.5 million, or $0.19 per unit on a fully diluted basis. Included in net income for the first quarter of last year was a non-cash charge to interest expense of $11.3 million, or $0.06 per unit, for the write-off of unamortized financing costs related to the early repayment of the term loan used to initially finance the acquisition of the Mid-America and Seminole pipeline systems.

         Distributable Cash Flow for the first quarter of 2004 was $85.8 million compared to $94.2 million for the first quarter of 2003 and $68.2 million in the fourth quarter of 2003.

         "With the improvement in the overall economy, we have experienced a significant increase in demand for our midstream energy services compared to the second half of 2003 as reflected by our financial performance for the first quarter of 2004," said O.S. "Dub" Andras, President and Chief Executive Officer of Enterprise. "Gross operating margin for the first quarter of 2004 was the third highest on record and increased by 19% over the fourth quarter of 2003. Contributing to this increase was increased margin in our Processing and Pipeline segments, including the equity income from our 50% ownership in the general partner of GulfTerra Energy Partners, L.P."

         "As we begin the second quarter, our business fundamentals continue to improve. Our largest NGL-consuming customers are experiencing stronger demand for their products and they believe that this will be sustainable throughout 2004. In addition, natural gas prices have decreased relative to other forms of energy. During 2003, natural gas prices averaged 100% of crude oil prices on an energy equivalent basis compared to 93% during the first quarter of 2004. This has made NGLs more competitive versus crude oil derivatives as a feedstock for ethylene production. We have seen this and higher ethylene production rates translate into increased demand for ethane. Average ethane demand by the ethylene industry for the first quarter of 2004 was 718,000 barrels per day, which is comparable to the fourth quarter of 2003 and represents a 13% increase from the trough conditions that existed in the second and third quarters of 2003. The five-year average demand for ethane has been 750,000 barrels per day," said Andras.

         Revenue for the first quarter of 2004 increased 15% to $1.7 billion from $1.5 billion in the first quarter of last year. Operating income for the first quarter of 2004 was $87.3 million compared to $85.0 million in the first quarter of 2003 and $66.1 million for the fourth quarter of 2003. Gross operating margin increased to $129.7 million for the first quarter of 2004 compared to $126.4 million for the same quarter in 2003 and $109.0 million for the fourth quarter of 2003.

         PIPELINES - Gross operating margin from the Pipelines segment increased by $11.1 million, or 15%, to $83.0 million for the first quarter of 2004 from $71.9 million in the first quarter of 2003. Gross operating margin from the Pipelines segment for the first quarter of 2004 increased by $10.6 million compared to $72.4 million reported in the fourth quarter of 2003. Pipeline volumes for the first quarter of

2004 increased 8% to 1,706,000 equivalent barrels per day (BPD) compared to 1,585,000 equivalent BPD in the first quarter of 2003.

         Net natural gas liquids (NGLs) and petrochemical volumes handled by the Pipelines segment in the first quarter of 2004 increased by 8% to 1,423,000 BPD compared to 1,313,000 BPD in the first quarter of 2003. Net natural gas volumes transported in the first quarter of 2004 were 1,075 billion British thermal units per day (BBtud), an increase of 4% from 1,034 BBtud transported during the first quarter of 2003.

         Gross operating margin from the Mid-America and Seminole pipelines for the first quarter of 2004 was $43.0 million compared to $47.5 million for the first quarter of 2003 and $36.2 million for the fourth quarter of 2003. Total volumes for these two pipelines increased by 14,000 BPD to 830,000 BPD for the first quarter of 2004 versus 816,000 BPD in the first quarter of 2003. Volumes for the first quarter of 2004 increased by 42,000 BPD from 788,000 BPD in the fourth quarter of 2003.

         Gross operating margin for the first quarter of 2004 included $10.6 million in equity income associated with our 50% ownership in the general partner of GulfTerra Energy Partners, L.P. that was acquired in December 2003. Increases in gross operating margin from our NGL and petrochemical storage business, Acadian natural gas pipeline, NGL import facility and petrochemical pipelines more than offset a decrease in gross operating margin from the Lou-Tex NGL pipeline and certain Gulf of Mexico offshore pipelines and an increase in pipeline integrity expense.

         Pipeline integrity expense for the first quarter of 2004 was approximately $1.2 million compared to $0.1 million in the first quarter of 2003. In addition, approximately $0.8 million of pipeline integrity costs were capitalized during the first quarter of 2004 compared to $0.4 million in the first quarter of last year. Capitalized pipeline integrity costs are included in our sustaining capital expenditures.

         FRACTIONATION - Gross operating margin for the Fractionation segment was $30.3 million for the first quarter of 2004 compared to $29.0 million for the first quarter of 2003. Increases in gross operating margin from the NGL and propylene fractionation businesses more than offset a decline from the butane isomerization business.

         Gross operating margin for the NGL fractionation business increased by $0.8 million during the first quarter of 2004 compared to the first quarter of 2003. Increased volumes and percent of liquids fees at the Norco fractionator more than offset the effect of lower volumes at the Mont Belvieu fractionator. Norco was expanded in the fourth quarter of 2003, increasing its capacity to 75,000 BPD. With the additional capacity, Norco benefited during the quarter from fractionating volumes of mixed NGLs produced from processing plants in Louisiana, which have historically been fractionated at either our Toca-Western or Venice fractionators or transported on our Lou-Tex NGL pipeline to our Mont Belvieu facility for fractionation.

         Gross operating margin from the propylene fractionation business increased by $4.9 million during the first quarter of 2004 compared to the first quarter of 2003 due to improved unit margins, which more than offset a 6,000 BPD decrease in net propylene fractionation volumes. Gross operating margin from the butane isomerization business decreased by $2.6 million due to a 20,000 BPD decrease in volumes for the first quarter of this year compared to the first quarter of 2003. This decrease was largely due to plant turnarounds taken during the first quarter of 2004 by two of our major customers. Both plants have since returned to service.

         PROCESSING - Gross operating margin for the Processing segment was $18.1 million for the first quarter of 2004 compared to $30.0 million for the first quarter of 2003. The first quarter of 2003 had a higher gross operating margin from NGL marketing activities because of unusually strong demand for propane and normal butane during that quarter. Gross operating margin for the Processing segment in the first quarter of 2004 increased by $13.5 million compared to the $4.6 million earned in the fourth quarter of 2003.

         Equity NGL production was 64 MBPD for the first quarter of 2004 compared to 54 MBPD for the first quarter of 2003. Fee-based processing volumes increased from 65 MMcfd in the first quarter of 2003 to 362 MMcfd in the first quarter of the current year.

         In our acquisition of Shell's midstream energy business in 1999, we assumed a large portfolio of keepwhole processing contracts. Under these keepwhole contracts, processors take title to the NGLs removed from the natural gas stream and compensate the producer for the amount of energy extracted based on the price of natural gas. In the past few years, natural gas supply and demand imbalances have caused volatility in the price of natural gas and a trend where its price has increased relative to other forms of energy, including NGLs, for extended periods of time. As a result, the traditional keepwhole arrangements have become economically obsolete and the gas processing industry, including Enterprise, has been in the process of restructuring these contracts to eliminate the earnings volatility.

         Prior to actions that we began in 2003 to restructure these arrangements, approximately 70% of the natural gas we processed was under keepwhole contracts. We recently completed a program to convert essentially all of our keepwhole contracts to other types of agreements where the producer assumes all or most of the direct commodity price risk between NGLs and natural gas. These include simple fee-based agreements, fee-based agreements with margin sharing mechanisms; and percent-of-liquids agreements.

         Beginning April 1, 2004, approximately 66% of the 2.1 Bcfd of natural gas that we expect to process, or 1.4 Bcfd, will have a fee-based component. This compares to less than 50 million cubic feet per day (MMcfd) of fee-based processing volumes prior to the restructuring. Approximately 34% of the gas that we currently expect to process, or 700 MMcfd, will be under percent-of-liquids agreements compared to approximately 500 MMcfd, previously. Our share of NGLs earned under these types of agreements is expected to be 4.5 MBPD compared to approximately 3.5 MBPD prior to our restructuring efforts.

         On an annual basis, we estimate that the total processing revenues from the fees and the value of the NGLs that we retain under percent-of-liquids agreements has increased from approximately $28 million under our legacy portfolio of contracts to approximately $62 million based on today's contract mix and expected 2004 activity. In these estimates, the value of the NGLs earned under the percent-of-liquids agreements is based on current NGL prices. Our revenues under these contracts will be affected by the volume of gas delivered to our plants for processing, the NGL-content of the gas, the amount of NGLs extracted and the price realized for our share of the NGLs.

         To provide our partnership with the opportunity to earn additional gross operating margin above that provided by the fee-based and percent-of-liquids arrangements and to align our interest with certain producers, some of our contracts provide an ability to participate in margin sharing arrangements in addition to fees without exposing our partnership to the risk of an incremental cash loss from these sharing mechanisms. Approximately 50% of the gas that we expect to process in 2004 is under these types of agreements.

         Had all of the contract conversions been in effect at January 1, 2004, we estimate that our operating income for the first quarter of 2004 would have increased by approximately $5.6 million. We believe these contract conversions will result in Enterprise being fairly compensated for this critical midstream service while providing producers with assurance that their processing agreements are operative regardless of natural gas price. We also believe these new agreements will provide our partnership with a more consistent base of revenue and gross operating margin from our gas processing business, greatly reduce the direct commodity price risk that previously existed under traditional keepwhole arrangements and provide a more reliable return on our investment.

         We continue to expect our merger with GulfTerra Energy Partners, L.P. to be completed during the second half of 2004. In anticipation of this and the long-term debt that we expect to issue to refinance GulfTerra's indebtedness, we executed a program in March 2004 to hedge the interest rate risk associated with up to $2.0 billion of debt that we expect to issue. At the close of business yesterday, the value of our portfolio of interest rate hedges was approximately $109 million.

         Gross operating margin represents operating income before depreciation, amortization, lease expense for which Enterprise does not have the payment obligation, general and administrative expenses and gain or loss on sale of assets. Enterprise's equity earnings from unconsolidated affiliates are included in gross margin. Pipeline volumes expressed in terms of equivalent barrels per day ("BPDE") are on an energy equivalent basis where 3.8 million British thermal units ("MMBtu") of natural gas are equivalent to one barrel of NGLs. We have reconciled gross operating margin (a non-GAAP performance measure) to operating income.

         Several adjustments to net income are required to calculate Distributable Cash Flow. These adjustments include: (1) depreciation and amortization expense; (2) operating lease expenses for which the partnership does not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in income from such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from sale of assets; (7) the addition of decreases or the subtraction of increases in the value of our financial instruments portfolios; and (8) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Distributable cash flow is before reserves established for the purpose of funding future expansion or sustaining capital expenditures, debt reduction and cash distributions to the limited partners and general partner. We have reconciled Distributable Cash Flow (a non-GAAP liquidity measure) to cash flow from operating activities.

         EBITDA is defined as net income plus interest expense, provision for income taxes and depreciation and amortization amounts. We have reconciled EBITDA (a non-GAAP liquidity measure) to net income and cash flow from operating activities.

         Enterprise Products Partners L.P. is the second largest publicly-traded midstream energy partnership with an enterprise value of over $7 billion. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas and natural gas liquids ("NGLs"). The Company's services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminaling.

         Today, Enterprise will host a conference call to discuss first quarter earnings. The call will be broadcast live over the Internet at 5:30 p.m. Eastern Time and may be accessed by visiting the company's website at www.epplp.com. Participants should access the "Investor Information" section of the website at least ten minutes prior to the start of the conference call to download and install any necessary audio software.

         This press release contains various forward-looking statements and information that are based on the Company's beliefs and those of its general partner, as well as assumptions made by and information currently available to the Company. When used in this press release, words such as "anticipate," "project," "expect," "plan," "goal," "forecast," "intend," "could," "believe," "may," and similar expressions and statements regarding the plans and objectives of the Company for future operations, are intended to identify forward-looking statements. Although the Company and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither the Company nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company's actual results may vary materially from those the Company anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Company's results of operations and financial condition are:

         o fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

         o a reduction in demand for the Company's products by the petrochemical, refining or heating industries;

         o a decline in the volumes of NGLs delivered by the Company's facilities;

         o the failure of the Company's credit risk management efforts to adequately protect it against customer non-payment;

         o  the failure to successfully integrate new acquisitions; and

         o  terrorist attacks aimed at the Company's facilities.

         The Company has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com


                                       ###

ENTERPRISE PRODUCTS PARTNERS L.P.
CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS - UNAUDITED
FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003
(Dollars in thousands, except per unit amounts)

                                                                   2004              2003
                                                                -----------      -----------
Revenue                                                         $ 1,704,890      $ 1,481,586
Costs and expenses:
    Operating costs and expenses                                  1,621,508        1,386,704
    Selling, general and administrative                               9,466           11,471
                                                                -----------      -----------
    Total costs and expenses                                      1,630,974        1,398,175
                                                                -----------      -----------
Earnings from equity method unconsolidated affiliates                13,398            1,621
                                                                -----------      -----------
Operating income                                                     87,314           85,032
                                                                -----------      -----------
Other income (expense):
    Interest expense                                                (32,618)         (41,911)
    Dividend income from unconsolidated affiliate                     1,250            2,601
    Other, net                                                          161              234
                                                                -----------      -----------
    Total other income (expense)                                    (31,207)         (39,076)
                                                                -----------      -----------
Income before provision for taxes, cumulative effect
    of change in accounting principle and minority interest          56,107           45,956
    Provision for taxes                                              (1,625)          (3,129)
                                                                -----------      -----------
Income before cumulative effect of change in
    accounting principle and minority interest                       54,482           42,827
    Minority interest                                                (2,954)          (2,322)
                                                                -----------      -----------
Income before cumulative effect of change in
    accounting principle                                             51,528           40,505
    Cumulative effect of change in accounting principle               7,013
                                                                -----------      -----------
Net income                                                      $    58,541      $    40,505
                                                                ===========      ===========

Allocation of net income to:
    Limited partners                                            $    51,219      $    36,368
                                                                ===========      ===========
    General partner                                             $     7,322      $     4,137
                                                                ===========      ===========

Per unit data (fully diluted):
    Net income per unit                                         $      0.23      $      0.19
    Average limited partner units outstanding (000s)                218,960          196,191

Other Financial data:
    Operating activities cash inflow                            $    23,780      $   151,549
    Investing activities cash outflow                           $   (15,811)     $   (73,093)
    Financing activities cash inflow (outflow)                  $       534      $   (69,684)
    Distributable cash flow                                     $    85,758      $    94,220
    Depreciation and amortization                               $    31,385      $    39,261
    Operating lease expense paid by EPCO                        $     2,273      $     2,274
    Distributions received from unconsolidated affiliates       $    15,682      $    15,626
    Non-cash income (loss) related to hedging
      activities (mark-to-market valuations)                    $        (3)     $        28
    Sustaining capital expenditures                             $     4,162      $     2,252
    Total capital expenditures                                  $    15,002      $    23,835
    Investments in and advances to (from)
       unconsolidated affiliates                                $       818      $    20,509
    Total debt principal outstanding at end of period           $ 2,209,000      $ 2,006,000

ENTERPRISE PRODUCTS PARTNERS L.P.
CONDENSED GROSS OPERATING MARGIN AND OPERATING DATA - UNAUDITED
FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003
(Dollars in thousands, volumes as stated)

                                                              2004            2003
                                                            ---------      ---------
Gross operating margin by segment ($000s):
    Pipelines                                               $  82,985      $  71,932
    Fractionation                                              30,260         29,047
    Processing                                                 18,065         29,956
    Octane enhancement (a)                                     (1,266)        (3,441)
    Other                                                        (372)        (1,056)
                                                            ---------      ---------
Total gross operating margin                                $ 129,672      $ 126,438
    Depreciation and amortization                              30,520         27,657
    Operating lease expense paid by EPCO                        2,273          2,274
    Loss on sale of assets                                         99              4
    Selling, general and administrative expenses                9,466         11,471
                                                            ---------      ---------
Operating income                                            $  87,314      $  85,032
                                                            =========      =========

----------
(a) Prior to October 1, 2003, our 33 1/3% ownership interest in Belvieu Environmental Fuels ("BEF") was recorded under the equity method of accounting. On September 30, 2003, we increased our ownership interest in this facility to 66 2/3%. As a result, we began consolidating the financial statements of BEF with those of our own beginning with the fourth quarter of 2003.

Selected volumetric operating data:
    Pipelines, net volumes as shown
       NGL and petrochemical liquids pipelines (MBPD, net)      1,423          1,313
       Natural gas pipelines (BBtus per day, net)               1,075          1,034
       Combined energy equivalent (MBPD, net)                   1,706          1,585
    Fractionation, net volumes in MBPD
       NGL fractionation                                          229            235
       Propylene fractionation                                     54             60
       Isomerization                                               60             80
    Natural gas processing, net volumes as shown
       Fee-based natural gas processing (Mmcf per day, net)       362             65
       Equity NGL production (MBPD, net)                           64             54
    Octane enhancement, net volumes in MBPD                         5              3

ENTERPRISE PRODUCTS PARTNERS L.P.
CONDENSED DILUTED EARNINGS PER UNIT AND PRO FORMA INFORMATION REGARDING
  CHANGE IN ACCOUNTING PRINCIPLE - UNAUDITED
FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003
(Dollars in thousands, except per unit amounts)

                                                                                     2004              2003
                                                                                  -----------      -----------
Income before cumulative effect of change in
    accounting principle and minority interest                                    $    54,482      $    42,827
           Minority interest                                                           (2,954)          (2,322)
                                                                                  -----------      -----------
Income before cumulative effect of change in accounting principle                      51,528           40,505
           Cumulative effect of change in accounting principle                          7,013
                                                                                  -----------      -----------
Net income                                                                        $    58,541      $    40,505
                                                                                  ===========      ===========

Per unit data (fully diluted):
    Income before cumulative effect of change in
       accounting principle and minority interest                                 $      0.25      $      0.22
           Minority interest                                                            (0.01)           (0.01)
           Cumulative effect of change in accounting principle from the accrue-in-advance method to the expense-as-incurred method
               for planned maintenance activities of subsidiary                          0.03
                                                                                  -----------      -----------

    Net income per unit before general partner interest                                  0.27             0.21
    General partner interest                                                            (0.04)           (0.02)
                                                                                  -----------      -----------
    Net income per unit                                                           $      0.23      $      0.19
                                                                                  ===========      ===========

Average LP units outstanding (000s)                                                   218,960          196,191
                                                                                  ===========      ===========

Pro forma amounts assuming the new method of accounting for major maintenance costs of subsidiary is applied retroactively:
    Income before minority interest                                               $    54,482      $    41,846
                                                                                  ===========      ===========
    Net income                                                                    $    53,866      $    39,534
                                                                                  ===========      ===========
    Pro forma per unit data (fully diluted):
       Income before minority interest                                            $      0.25      $      0.21
            Minority interest                                                           (0.01)           (0.01)
                                                                                  -----------      -----------
       Net income per Unit before general partner interest                               0.24             0.20
            General partner interest                                                    (0.03)           (0.02)
                                                                                  -----------      -----------
       Net income per unit                                                        $      0.21      $      0.18
                                                                                  ===========      ===========

ENTERPRISE PRODUCTS PARTNERS L.P.                                         PART I
RECONCILIATION OF GAAP FINANCIAL MEASURES
  TO NON-GAAP FINANCIAL MEASURES - UNAUDITED
FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003
(Dollars in thousands)

                                                                                 2004            2003
                                                                               ---------      ---------
Reconciliation of Non-GAAP "Total Gross Operating Margin" to
     GAAP "Operating Income"
Operating Income                                                               $  87,314      $  85,032
     Adjustments to derive Total Gross Operating Margin:
          Depreciation and amortization in operating costs and expenses           30,520         27,657
          Retained lease expense, net, in operating costs and expenses             2,273          2,274
          Loss on sale of assets in operating costs and expenses                      99              4
          Selling, general and administrative costs                                9,466         11,471
                                                                               ---------      ---------
Total Gross Operating Margin                                                   $ 129,672      $ 126,438
                                                                               =========      =========

Reconciliation of Non-GAAP "EBITDA" to GAAP "Net Income" and
     GAAP "Cash Flow from Operating Activities"
 Net income                                                                    $  58,541      $  40,505
      Adjustments to derive EBITDA:
           Interest expense (including amortization component)                    32,618         41,911
           Provision for income taxes                                              1,625          3,129
           Other depreciation and amortization                                    30,586         27,679
                                                                               ---------      ---------
 EBITDA                                                                        $ 123,370      $ 113,224
      Reconciliation of "EBITDA" to "Cash Flow from Operating Activities":
          Leases paid by EPCO, net (excluding minority interest portion)           2,273          2,251
          Deferred income tax expense, net of provision for
               current period income taxes                                            62           (396)
          Changes in fair market value of financial instruments                        3            (28)
          Minority interest                                                        2,954          2,321
          Interest expense, net of amortization component                        (31,819)       (30,329)
          Equity in income of unconsolidated affiliates                          (13,398)        (1,621)
          Distributions received from unconsolidated affiliates                   15,682         15,626
          Net effect of changes in operating accounts                            (75,446)        50,497
          Loss on sale of assets                                                      99              4
                                                                               ---------      ---------
Cash Flow from Operating Activities                                            $  23,780      $ 151,549
                                                                               =========      =========

ENTERPRISE PRODUCTS PARTNERS L.P.                                        PART II
RECONCILIATION OF UNAUDITED GAAP FINANCIAL MEASURES
  TO NON-GAAP FINANCIAL MEASURES - UNAUDITED
FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003
(Dollars in thousands)

                                                                           2004            2003
                                                                         ---------      ---------
Reconciliation of Non-GAAP "Distributable Cash Flow" to GAAP
    "Net Income" and GAAP "Cash Flow from Operating Activities"
Net income                                                               $  58,541      $  40,505
    Adjustments to derive Distributable Cash Flow:
      Leases paid by EPCO, net (excluding minority interest portion)         2,273          2,251
      Minority interest in leases paid by EPCO                                                 22
      Equity in income of unconsolidated affiliates                        (13,398)        (1,621)
      Distributions received from unconsolidated affiliates                 15,682         15,626
      Cumulative effect of change in accounting principle, net              (4,675)
      Loss on sale of assets                                                    99              4
      Proceeds from sale of assets                                              10             34
      Sustaining capital expenditures                                       (4,162)        (2,252)
      Changes in fair market value of financial instruments                      3            (28)
      Amortization in interest expense                                         799         11,582
      Other depreciation and amortization                                   30,586         27,679
      Other                                                                                   418
                                                                         ---------      ---------
Distributable Cash Flow                                                  $  85,758      $  94,220
    Reconciliation of "Distributable Cash Flow" to
        "Cash Flow from Operating Activities":
      Sustaining capital expenditures                                        4,162          2,252
      Deferred income tax expense                                            1,687          2,733
      Proceeds from sale of assets                                             (10)           (34)
      Cumulative effect of change in accounting principle, net               4,675
      Minority interest in income not included in
            calculation of Distributable Cash Flow                           2,954          1,903
      Minority interest of General Partner in Operating
            Partnership's allocation of leases paid by EPCO                                   (22)
      Net effect of changes in operating accounts not already
            included in calculation of Distributable Cash Flow             (75,446)        50,497
                                                                         ---------      ---------
Cash Flow from Operating Activities                                      $  23,780      $ 151,549
                                                                         =========      =========